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                 SERVICE CORPORATION INTERNATIONAL    Exhibit 11.1
                 COMPUTATION OF EARNINGS PER SHARE

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
                                 Three Months Ended       Nine Months Ended
                                    September 30,           September 30,
                                 1997         1996        1997         1996
--------------------------------------------------------------------------------
                               (Thousands, except per share amounts)
Primary:
Income before extraordinary
 loss.......................... $ 72,724   $ 57,395     $282,672     $191,542
Extraordinary loss on
 early extinguishment
 of debt (net of tax)..........     -          -         (40,802)        -
                                --------   --------     --------     --------
                                $ 72,724   $ 57,395     $241,870     $191,542
                                ========   ========     ========     ========

Average number of common share
 outstanding...................  251,664    235,622      243,381      235,273
Common stock equivalents
 applicable to options
 outstanding resulting from
 application of the
 "treasury stock method" using
 average stock price...........    7,306      6,253        7,261        5,570
                                 -------   --------     --------     --------
Average shares used in
 primary earnings per share....  258,970    241,875      250,642      240,843
                                 =======   ========     ========     ========

Primary Earnings Per Common Share:
 Income before
  extraordinary loss...........  $   .28   $    .24     $   1.14     $    .80
 Extraordinary loss on
  early extinguishment
  of debt (net of tax).........      -          -           (.17)         -
                                 -------   --------     --------     --------
   Net income..................  $   .28   $    .24     $    .97     $    .80
                                 =======   ========     ========     ========
Fully diluted:
Income before extraordinary
 loss..........................  $72,724   $ 57,395     $282,672     $191,542
Add after tax interest expense
 applicable to
 convertible debentures........      348      2,007        4,264        5,892
                                 -------   --------     --------     --------
Income as adjusted.............   73,072     59,402      286,936      197,434
Extraordinary loss on early
 extinguishment
 of debt (net of tax)..........     -          -         (40,802)        -
                                 -------   --------     --------     --------
                                 $73,072   $ 59,402     $246,134     $197,434
                                 =======   ========     ========     ========

Average number of common
 share outstanding............   251,664    235,622      243,381      235,273
Common stock equivalents
 applicable to options
 outstanding resulting from
 application of the
 "treasury stock method" using
 end of period stock price
 (if greater than average
 stock price for period).......    7,306     6,625         7,261        6,031
Assuming conversion of
 convertible debentures........    2,120    13,676         9,273       13,662
                                 -------   -------       -------      -------
Average shares used in fully
 diluted earnings per share....  261,090   255,923       259,915      254,966
                                 =======   =======       =======      =======
Fully Diluted Earnings Per
 Common Share:
  Income before extraordinary
   loss........................  $   .28   $   .23       $  1.11      $   .77
  Extraordinary loss on early
   extinguishment
   of debt (net of tax)........     -          -            (.16)         -
                                 -------   -------       -------      -------
   Net income..................  $   .28   $   .23       $   .95      $   .77
                                 =======   =======       =======      =======

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